Exhibit 10(p)
SOLUTIA INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
ARTICLE I: INTRODUCTION
1.1 Purpose. Solutia Inc. has established this Solutia Inc. Non-Employee Director Deferred Compensation Plan (the Plan) to provide directors with opportunities to defer compensation, restricted stock units and any other types of remuneration.
1.2 Legal status. The Plan is a deferred compensation plan for the non-employee directors of Solutia Inc. and is intended to comply with the rules of the Internal Revenue Code. The Employer intends the Plan to be unfunded for purposes of the Internal Revenue Code of 1986, as amended (the Code), and to satisfy the requirements of Code Section 409A. Plan provisions will be interpreted consistent with this intent.
1.3 Effective date. The Plan is effective on January 1, 2009.
ARTICLE II: DEFINITIONS
2.1 Key terms and construction. When used in the Plan, the following terms will have the meanings set forth below. Several other terms are not defined here, but, for convenience, are defined as they are introduced into the text. References to specific Code Sections, such as Section 409A, include any amendments thereto, final regulations, Revenue Rulings, and guidance of general applicability thereunder.
Compensation means any and all cash retainers to be paid to a director for service in any year.
Employer means Solutia Inc. or its successor.
Participant means a director who elects to participate in the Plan.
Plan Year means the calendar year.
Restricted Stock Units (RSUs) means a director’s restricted stock units awarded under the Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan or any other equity compensation plan of the Employer.
Separation from Service occurs (or a Participant Separates from Service) when the Participant ceases to be a director of the Employer as a result of the Participant’s death, resignation, or official termination of service to the board for any other reason. Whether a Separation from Service occurs is based on all the relevant facts and circumstances and will be determined in accordance with Code Section 409A.

ARTICLE III: ADMINISTRATION
3.1 Plan administrator. The Executive Compensation and Development Committee (ECDC) shall designate an individual or committee to administer the Plan (Administrator). The Administrator may appoint one or more delegates to discharge any or all of the Administrator’s responsibilities under the Plan. The Administrator and delegates have all of the discretionary authority, rights, and duties that are necessary or appropriate for the proper administration of the Plan and may rely upon financial, legal, and accounting advisors, as they see fit. The decisions of the Administrator and delegates, including interpretations of the Plan and determinations of amounts due under the Plan, are final and binding on all parties.
ARTICLE IV: ELIGIBILITY
4.1 Plan participation. A director must be a US resident on the first day of a Plan Year to elect to defer amounts in that Plan Year. A US resident who is a member of the Board of Directors on the Plan’s effective date will be eligible to participate in the Plan on that date. Other US resident directors will become eligible to participate in the Plan upon appointment or election to the Board.
ARTICLE V: ACCOUNTS
5.1 Establishment of accounts. The Administrator will establish a bookkeeping account for each Participant to which the contributions described in Article VI are credited. The Administrator may establish sub-accounts for Participants, as the Administrator deems appropriate. The accounts and sub-accounts will be adjusted to reflect income, gains, losses, and distributions.
5.2 Investment Credits. The participant’s bookkeeping account will be credited with interest annually at the end of the Plan Year in an amount equal to the Prime Rate as reported in the Wall Street Journal as of the last business day of the year or in an amount equal to the percentage increase or decrease in the Employer’s stock price during the year, giving credit for dividends and share adjustments as appropriate. Any election to have earnings or losses measured by an investment in Employer stock shall be irrevocable. Participants will elect their investment choice between these two investment indices when they make an election to defer. All deferrals of restricted stock units or other equity-based amounts shall be credited with earnings and losses based on the performance of Employer stock.

ARTICLE VI: CONTRIBUTIONS
6.1 Elective compensation and restricted stock deferrals. For each Plan Year, an eligible director may elect to reduce his or her compensation by up to 100% and have the amounts credited to his or her account. The election to defer compensation must be made no later than December 31 of the Plan Year immediately preceding the Plan Year in which the services giving rise to the compensation are performed. Such election shall be irrevocable as of the December 31 preceding the Plan Year to which it relates.
An eligible director may elect to defer 100% of his or her restricted stock units granted in that Plan Year. Upon the lapse of the forfeiture conditions applicable to the restricted stock units, his or her account shall be credited with the applicable number of shares of Employer stock. The election to defer restricted stock units must be made no later than December 31 of the Plan Year immediately preceding the Plan Year in which the restricted stock units are awarded.
Provided, however, that in a director’s first year of eligibility, an election to defer compensation and/or restricted stock units may be made no later than the 30th day after he or she becomes eligible and will apply only to the portion of the director’s compensation paid for services performed after the election.
6.2 Election forms. To be valid, elections must be made on forms provided by the Administrator and received by the Administrator on or before the specified deadline. An election must state the percentage in whole numbers by which the Participant desires to reduce his or her compensation, restricted stock units or other remuneration. The Administrator may provide that an election will remain in effect for subsequent Plan Years unless changed no later than the December 31 preceding the Plan Year to which the change relates.
ARTICLE VII: VESTING
7.1 Vesting. A Participant is at all times 100% vested in his or her account balance. Notwithstanding, account balances attributed to restricted stock unit deferrals remain subject to the vesting requirements of the original grant.
ARTICLE VIII: BENEFIT PAYMENTS
8.1 Form and time of payment. A Participant’s account balance will be paid in a single lump sum. The Participant’s lump sum will be paid on the date as soon as administratively possible, but not later than 90 days, after the Participant ceases to be a director. A Participant may not, directly or indirectly, elect the taxable year of payment. The portion of a Participant’s account balance credited with interest at the Prime Rate will be paid in cash, and the portion of a Participant’s account balance credited with returns on Employer stock will be paid in stock.
8.2 Death benefits. The Participant’s beneficiary or beneficiaries will be paid the Participant’s then-current account balance in a single lump sum as soon as practicable, but not later than 90 days, after the Participant’s death. Neither a Participant nor a beneficiary may, directly or indirectly, designate the taxable year of payment. A Participant may designate the beneficiary or beneficiaries who will receive benefits payable upon his or her death and change or revoke the designation without the consent of any beneficiary. A designation must be in writing on a form provided by the Administrator. If a Participant fails to properly designate a beneficiary, or survives his or her beneficiaries, payment will be made to the Participant’s estate. The portion of a Participant’s account balance credited with interest at the Prime Rate will be paid in cash, and the portion of a Participant’s account balance credited with returns on Employer stock will be paid in stock.

ARTICLE IX: SOURCE OF PAYMENTS
9.1 Rabbi trust. The Employer may establish a rabbi trust and contribute funds or other assets at such times and in such amounts as it deems appropriate to help satisfy its obligations under the Plan. The trustee will be a bank or other independent financial institution and will be authorized to invest the trust assets, subject to investment guidelines set by the Administrator and applicable law. The rabbi trust will be an employer grantor trust under Code Sections 671 through 679, the assets of which are available to pay the claims of the Employer’s creditors in the event of its insolvency.
9.2 Benefits and expenses. Plan benefits will be paid directly from the rabbi trust or, if the Employer does not maintain a rabbi trust or trust assets are insufficient, from the Employer’s general assets. Expenses of administering the Plan will be paid from the Employer’s general assets. The Employer is not required to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under the Plan, except as provided in Section 9.1. Participants and beneficiaries have no interest in any specific assets of the Employer or the rabbi trust, other than the unsecured right to receive benefits pursuant to the terms of the Plan. In this regard, Participants acknowledge that the accounts referred to in Article V are merely bookkeeping entries used to track their benefits.
ARTICLE X: MISCELLANEOUS PROVISIONS
10.1 Plan amendment and termination. The Employer reserves the right to amend, discontinue, or terminate the Plan at any time by action of the ECDC. However, no amendment, discontinuance, or termination will diminish the benefits of a Participant that are earned and vested prior to the date the ECDC approves the amendment, discontinuance, or termination. The Employer may not accelerate the timing of benefit payments, except to the extent Code Section 409A permits.
10.2 Non-alienation of benefits. The interest of a Participant or beneficiary in his or her Plan benefits are not subject to the claims of the Participant’s or beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered. Any attempt by a Participant or beneficiary to do so will be null and void.

10.3 Indemnification. To the extent the law allows, the Employer will indemnify and hold harmless the Administrator, any of the Administrator’s delegates, and any director who may act on behalf of the Employer in the administration of the Plan from and against any liability, loss, cost, or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions, or causes of action of any Participant, any person claiming through any Participant, or any other person, party, or authority claiming to have an interest in the Plan or standing to act for any person or groups having an interest in the Plan, for or on account of any of the acts or omissions (or alleged acts or omissions) of the Administrator, any delegate, or any director, except to the extent resulting from that person’s willful misconduct.
10.4 Successors. The Plan is binding on the Employer and its successors and assigns and on each Participant and beneficiary.
10.5 Severability. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had never been set forth.
10.6 Controlling law. To the extent not superseded by the laws of the United States, the laws of Delaware are controlling in all matters relating to the Plan, without regard to that state’s choice of laws provisions.

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